CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 46 to Registration Statement No. 2-89550 of the FutureFunds Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 31, 2009 on the financial statements of each of the Investment Divisions of the FutureFunds Series Account and of our report dated March 30, 2009 on the consolidated financial statements of Great-West Life & Annuity Insurance Company and subsidiaries which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule, and includes an explanatory paragraph referring to the change in method of accounting for income taxes, as required by accounting guidance adopted on January 1, 2007, and change in method of accounting for defined benefit and other post retirement plans as required by accounting guidance which was adopted on December 31, 2006, both appearing in the Statement of Additional Information which is part of such Registration Statement.

We also consent to the references to us under the heading “Condensed Financial Information” in the Prospectus, which is also part of such Registration Statement, and under the heading “Independent Registered Public Accounting Firm” in such Prospectus and in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 24, 2009